Exhibit 99.1

Editorial Contact:	Investor Contact:
Dana Harris	Alex Wellins or Jennifer Jarman
Napster, LLC	The Blueshirt Group
(917) 342-6940	(415) 217-7722
dana.harris@napster.com	jennifer@blueshirtgroup.com

ROXIO ANNOUNCES CORPORATE CONSOLIDATION

Roxio and Napster Consolidating Corporate Functions into Los Angeles Office

SANTA CLARA, Calif. – January 29, 2004 – Roxio, Inc. (Nasdaq: ROXI) today announced that the corporate functions and senior management teams of Roxio and Napster will be consolidating into Napster’s offices in Los Angeles.

Roxio’s Chairman and CEO Chris Gorog commented, “Since launch, Napster has quickly established itself as one of the top two leading services in digital music and it is now time that we turn our attention to a centralization of our organization after our acquisition of Pressplay last year. We believe Napster will be a very significant contributor to Roxio’s future and headquartering the company in the center of the entertainment industry should prove advantageous. Roxio’s digital media software division will continue to be managed by Tom Shea in our Silicon Valley offices in Santa Clara. We believe these changes will make Roxio and Napster more productive and efficient organizations.”

As part of the re-alignment, Brad Duea, Roxio’s Head of Worldwide Business Development will become Napster’s new President, a position previously held by New York-based Mike Bebel who will be winding down his duties after a transitional period while assisting in the consolidation to LA. Laura Goldberg, will be relocating to Los Angeles in the role of Napster’s Chief Operating Officer. Los Angeles based Glenn Kaino, will continue leading all creative activities and music programming as Napster’s Chief Creative Officer. The balance of the Napster senior staff will remain in place and will report to Duea in Los Angeles. Duea’s new position is effective immediately and he will continue reporting to Chris Gorog.

Brad Duea, joined the Company in February, 2001, as VP, Business Development. Since joining Roxio, Duea has played an integral role in Roxio’s entry into the online music business, including structuring agreements with major record labels and serving as a key member of the transaction team in the acquisition of Pressplay from Universal Music and Sony Music Entertainment. Duea has also been leading Napster’s strategic partnering efforts on a global basis. Prior to joining Roxio, Duea served as the Vice President, Corporate Development, for PeopleSupport, Inc. and has also served as a corporate lawyer with the law firm O’Melveny & Myers LLP, where he worked on entertainment-related joint ventures, partnerships, financings, and mergers and acquisitions. Duea holds a Juris Doctor degree, Magna Cum Laude, from the University of San Diego, a Master of Business Administration degree in Finance and International Business, Beta Gamma Sigma, from the University of Southern California, and a Bachelor of Arts degree in Law and Society, High Honors, from University of California at Santa Barbara.

“Brad has made significant contributions to the strategic development and management of Roxio and Napster and we are confident he will have a very positive impact helping manage this rapidly growing business,” said Mr. Gorog. I look forward to working very closely with Brad, Laura and Glenn as we continue building the biggest brand in on-line music.”

About Roxio and Napster

Roxio, Inc. provides the best selling digital media software in the world and owns Napster®, the world’s most recognized brand in online music. Roxio makes award-winning software products for CD/DVD burning, photo editing and video editing. Roxio’s family of products includes category-leading products Easy CD & DVD Creator®, Digital Media Suite(TM), Easy CD Creator® (Windows) and Toast® (Macintosh) for CD/DVD burning, PhotoSuite® for digital photography, and VideoWave® for digital video. Roxio’s current installed base is in excess of 100 million users. Roxio distributes its products globally through strategic partnerships with major hardware manufacturers, in stores with the leading worldwide retailers, through Internet partnerships and also sells its products direct at www.roxio.com. Napster has content agreements with the five major record labels, as well as hundreds of independents. Napster delivers access to the largest catalog of online music with more than 500,000 tracks spanning all genres and artists from Eminem to Miles Davis.

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This press release contains forward-looking statements regarding the growth of the Napster service and the success of Napster’s consolidation and integration. Actual results could differ materially from those projected in or contemplated by the forward-looking statements. Factors that could cause actual results to differ include intense competition in the online music distribution industry, failure of the online music distribution industry to grow as expected, failure by Roxio to maintain relationships with key content providers and strategic partners, and the inability to replace key employees. Further factors that could affect the Company are described in the risk factors contained in the Company’s SEC filings including the Company’s Quarterly Report on Form 10-Q filed with the SEC on November 14, 2003. The Company assumes no obligation and does not intend to update any forward- looking statements, whether as a result of new information, future events or otherwise.

Copyright © 2004 Roxio, Inc. All rights reserved. Roxio, the Roxio logo, the Roxio tagline, Easy CD & DVD Creator, Digital Media Suite, Easy CD Creator, Toast, PhotoSuite, VideoWave and Napster are trademarks of Roxio, Inc. or its subsidiaries, which may be registered in the United States and/or other countries. All other trademarks used are owned by their respective owners.